Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aviat Networks, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-178467, 333-163542 and 333-140442) of Aviat Networks, Inc. of our report dated September 20, 2013, with respect to the consolidated balance sheet of Aviat Networks, Inc. as of June 28, 2013 and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year ended June 28, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 28, 2013, which report appears in the June 28, 2013 annual report on Form 10‑K of Aviat Networks, Inc.

/s/ KPMG LLP
Santa Clara, California
September 20, 2013